CONFIRMING STATEMENT


     This Statement confirms that the undersigned has authorized and designated any of William G. Campbell, Adam Mathis and Christopher D. Offen to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of First Horizon Pharmaceutical Corporation (the "Company"). The authority of the foregoing persons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the foregoing persons are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Dated as of December 12, 2002         /s/ Patrick J. Zenner
                                      -----------------------------------
                                      Patrick J. Zenner

1570892v1